Exhibit 99.1

FOR:	AMREP Corporation
620 West Germantown Pike, Suite 175
Plymouth Meeting, Pennsylvania 19462

CONTACT:	James McMonagle
Vice President and Chief Financial Officer
(610) 487-0904

AMREP REPORTS FIRST QUARTER FISCAL 2020 RESULTS

Plymouth Meeting, Pennsylvania, September 11, 2019 – AMREP Corporation (NYSE: AXR) today reported a net loss of $196,000, or $0.02 per share, for its 2020 fiscal first quarter ended July 31, 2019 compared to net income of $61,000, or $0.01 per share, for the same period of the prior year.

The prior year’s results reflected a net loss from continuing operations of $662,000 and net income from discontinued operations of $723,000. Discontinued operations resulted from the sale of AMREP’s fulfillment services business in April 2019.

AMREP Corporation, through its subsidiaries, is a major holder of land and leading developer of real estate in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended July 31,
	2019	2018

Revenues	$4,767,000	$4,238,000

Net (loss) from continuing operations	$(196,000)	$(662,000)

Net income from discontinued operations	-	$723,000

Net income	$(196,000)	$61,000

(Loss) per share from continuing operations – Basic and Diluted	$(0.02)	$(0.08)

Income per share from discontinued operations – Basic and Diluted	-	$0.09

Income per share – Basic and Diluted	$(0.02)	$0.01

Weighted average number of common shares outstanding - basic	8,095,000	8,086,000
Weighted average number of common shares outstanding - diluted	8,095,000	8,124,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on AMREP’s website (www.amrepcorp.com/SECfiles).